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                                  EXHIBIT 11.1



                 MIDLAND FINANCIAL GROUP, INC. AND SUBSIDIARIES
             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                    (In thousands except per share amounts)



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
                                                                  THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                                       June 30,                         June 30,
                                                               ------------------------         ------------------------
                                                                1996              1995           1996             1995
                                                               ------           -------         ------           -------
Primary:
  Average Shares outstanding                                     5,547            5,357           5,547            5,352
  Net effect of dilutive stock options and
     warrants - based on the treasury stock
     method using average market price                              20              107              20              104
                                                               -------          -------         -------          -------
           Common and common equivalent shares                   5,567            5,464           5,567            5,456
                                                               =======          =======         =======          =======

Net income                                                     $   890          $ 2,795         $ 1,418          $ 5,404
                                                               =======          =======         =======          =======
Fully diluted:
  Average shares outstanding                                     5,547            5,357           5,547            5,352
  Net effect of dilutive stock options and
     warrants - based on the treasury stock
     method using average market price                              20              111              20              114
                                                               -------          -------         -------          -------

               Common and common equivalents                     5,567            5,468           5,567            5,466
                                                               =======          =======         =======          =======

Net income                                                     $   890          $ 2,795         $ 1,418          $ 5,404
                                                               =======          =======         =======          =======

Per share amount:
  Primary:                                                     $   .16          $   .51         $   .25          $   .99
  Fully diluted:                                               $   .16          $   .51         $   .25          $   .99

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